Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 2, 2017

HURCO REPORTS FISCAL 2017 SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA – June 2, 2017, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the second fiscal quarter ended April 30, 2017. Hurco recorded net income of $3,646,000, or $0.54 per diluted share, for the second quarter of fiscal 2017, compared to net income of $3,674,000, or $0.56 per diluted share, for the corresponding period in fiscal 2016. For the first six months of fiscal 2017, Hurco reported net income of $4,525,000, or $0.67 per diluted share, compared to $7,569,000, or $1.14 per diluted share, for the corresponding period in fiscal 2016.

Sales and service fees for the second quarter of fiscal 2017 were $58,222,000, an increase of $6,193,000, or 12%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of $1,648,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal 2017 were $106,966,000, a decrease of $1,566,000, or 1%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of $3,128,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2017 and 2016 (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2017	2016	Change	Change	2017	2016	Change	Change
Americas	$18,050	$14,933	$3,117	21%	$34,759	$33,874	$885	3%
Europe	31,572	32,006	(434)	-1%	57,144	61,011	(3,867)	-6%
Asia Pacific	8,600	5,090	3,510	69%	15,063	13,647	1,416	10%
Total	$58,222	$52,029	$6,193	12%	$106,966	$108,532	$(1,566)	-1%

Sales in the Americas for the second quarter and first six months of fiscal 2017 increased by 21% and 3%, respectively, compared to the corresponding periods in fiscal 2016, due primarily to increased sales of Hurco, Milltronics and Takumi machines in the U.S. The increase in sales was primarily attributable to an increased sales volume of vertical milling machines from all product lines.

European sales for the second quarter of fiscal 2017 decreased by 1%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes. Excluding the negative impact of currency, the year-over-year increase in European sales for the second quarter was driven primarily by increased sales of Hurco and Takumi machines in the United Kingdom, France and Germany. European sales for the first six months of fiscal 2017 decreased by 6%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in European sales for the first six months was driven primarily by decreased shipments of higher-performance Hurco machines in Germany, France and Italy during the first quarter of fiscal 2017.

Asian Pacific sales for the second quarter and first six months of fiscal 2017 increased by 69% and 10%, respectively, compared to the corresponding periods in fiscal 2016, primarily due to increased sales of Hurco and Takumi machines in China.

Orders for the second quarter of fiscal 2017 were $63,364,000, an increase of $10,144,000, or 19%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of $2,047,000, or 4%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal 2017 were $124,384,000, an increase of $19,874,000, or 19%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of $3,996,000, or 4%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second quarter and first six months of fiscal 2017 and 2016 (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2017	2016	Change	Change	2017	2016	Change	Change
Americas	$18,474	$12,106	$6,368	53%	$38,816	$28,969	$9,847	34%
Europe	32,571	33,290	(719)	-2%	64,920	61,908	3,012	5%
Asia Pacific	12,319	7,824	4,495	57%	20,648	13,633	7,015	51%
Total	$63,364	$53,220	$10,144	19%	$124,384	$104,510	$19,874	19%

Orders in the Americas for the second quarter and first six months of fiscal 2017 increased by 53% and 34%, respectively, compared to the corresponding periods in fiscal 2016, due primarily to increased demand for Hurco, Milltronics and Takumi vertical milling machines in the U.S.

European orders for the second quarter of fiscal 2017 decreased by 2%, compared to the corresponding prior year period, and included a negative currency impact of 6%, when translating foreign orders to U.S. dollars. Excluding the negative impact of currency, the year-over-year increase in European orders for the second quarter was driven primarily by increased demand for Hurco machines in Italy and France. For the first six months of fiscal 2017, European orders increased by 5%, compared to the corresponding prior year period, and included a negative currency impact of 7%, when translating foreign orders to U.S. dollars. The year-over-year increase in European orders in the first six months was primarily due to increased customer demand for Hurco and Takumi machines in the United Kingdom and Germany.

Asian Pacific orders for the second quarter and first six months of fiscal 2017 increased by 57% and 51%, respectively, compared to the corresponding prior year periods. The year-over-year increases in orders were driven primarily by increased demand for Hurco and Takumi machines in all Asian Pacific countries, with the largest increase coming from China.

Michael Doar, Chief Executive Officer, stated, “For the first time in our company’s 49-year history, order levels have exceeded $60 million for three consecutive quarters. This trend combined with the order growth we are experiencing quarter over quarter and year over year, is encouraging for our company’s future. Both orders and sales in the Americas and Asia Pacific regions have shown good improvement this year and the European region continues to be a strong contributor despite the negative impact of currency translation. Hurco is performing well in this dynamic and competitive global market, which means we are serving our customers well by delivering CNC machine technology that makes their businesses more profitable.”

Gross profit for the second quarter of fiscal 2017 was $17,068,000, or 29% of sales, compared to $16,610,000, or 32% of sales, for the corresponding prior year period. For the first six months of fiscal 2017, gross profit was $29,654,000, or 28% of sales, compared to $34,308,000, or 32% of sales, for the corresponding prior year period. The year-over-year decreases in gross profit as a percentage of sales for the second quarter and first six months reflected the negative impact of foreign currency translation compared to the corresponding prior year periods and a sales mix comprised of more entry-level machines, such as those under the Milltronics and Takumi brands, in price competitive geographic regions, such as the Americas and Asia Pacific. The decrease in gross profit year to date was the biggest driver in the year-over-year reduction in earnings per share.

Selling, general and administrative expenses for the second quarter of fiscal 2017 were $11,714,000, or 20% of sales, compared to $11,943,000, or 23% of sales, in the corresponding period in fiscal 2016. For the first six months of fiscal 2017, selling, general and administrative expenses were $22,881,000, or 21% of sales, compared to $23,904,000, or 22% of sales, in the corresponding period in fiscal 2016. The year-over-year reduction in selling, general and administrative expenses for the second quarter and first six months of fiscal 2017 included favorable currency impacts of $287,000 and $553,000, respectively, when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rates for the second quarter and first six months of fiscal 2017 were 29% and 31%, respectively, compared to 25% and 28% in the corresponding prior year periods. The changes in the effective tax rates year-over-year were due to changes in the geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $60,614,000 at April 30, 2017, compared to $41,217,000 at October 31, 2016. Working capital was $166,943,000 at April 30, 2017 compared to $160,413,000 at October 31, 2016. The increase in working capital was primarily due to the increase in cash and cash equivalents, partially offset by a reduction in accounts receivable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Sales and service fees	$58,222	$52,029	$106,966	$108,532
Cost of sales and service	41,154	35,419	77,312	74,224
Gross profit	17,068	16,610	29,654	34,308
Selling, general and administrative expenses	11,714	11,943	22,881	23,904
Operating income	5,354	4,667	6,773	10,404
Interest expense	24	25	45	49
Interest income	7	7	18	22
Investment income	16	4	80	106
Other (income) expense, net	240	(246)	291	(20)
Income before taxes	5,113	4,899	6,535	10,503
Provision for income taxes	1,467	1,225	2,010	2,934
Net income	$3,646	$3,674	$4,525	$7,569
Income per common share
Basic	$0.55	$0.56	$0.68	$1.15
Diluted	$0.54	$0.56	$0.67	$1.14
Weighted average common shares outstanding
Basic	6,617	6,570	6,600	6,564
Diluted	6,671	6,641	6,664	6,630

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2017	2016	2017	2016
	(unaudited)		(unaudited)
Gross margin	29%	32%	28%	32%
SG&A expense as a percentage of sales	20%	23%	21%	22%
Operating income as a percentage of sales	9%	9%	6%	10%
Pre-tax income as a percentage of sales	9%	9%	6%	10%
Effective tax rate	29%	25%	31%	28%
Depreciation and amortization	823	972	1,782	1,934
Capital expenditures	825	1,137	2,105	2,267

Balance Sheet Data:	4/30/2017	10/31/2016
	(unaudited)	(audited)
Working capital	$166,943	$160,413
Days sales outstanding (unaudited)	46	52
Inventory turns (unaudited)	1.3	1.4
Capitalization
Total debt	$1,451	$1,476
Shareholders' equity	192,134	185,475
Total	$193,585	$186,951

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	April 30,	October 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$60,614	$41,217
Accounts receivable, net	35,831	48,631
Inventories, net	118,853	117,025
Derivative assets	1,227	1,725
Prepaid expenses	8,519	8,207
Other	2,056	1,576
Total current assets	227,100	218,381
Property and equipment:
Land	841	841
Building	7,352	7,352
Machinery and equipment	24,731	23,515
Leasehold improvements	3,590	3,487
	36,514	35,195
Less accumulated depreciation and amortization	(24,375)	(22,898)
Total property and equipment	12,139	12,297
Non-current assets:
Software development costs, less accumulated amortization	5,520	4,926
Goodwill	2,298	2,314
Intangible assets, net	1,087	1,150
Deferred income taxes	6,146	6,138
Investments and other assets, net	7,079	6,743
Total non-current assets	22,130	21,271
Total assets	$261,369	$251,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,957	$37,200
Derivative liabilities	517	538
Accrued expenses	14,232	18,754
Short-term debt	1,451	1,476
Total current liabilities	60,157	57,968
Non-current liabilities:
Deferred income taxes	4,492	4,294
Accrued tax liability	1,178	963
Deferred credits and other obligations	3,408	3,249
Total non-current liabilities	9,078	8,506
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,7582,006 and 6,720,453 shares issues; and 6,624,197 and 6,573,103 shares outstanding, as of April 30, 2017 and October 31, 2016, respectively	663	657
Additional paid-in capital	60,028	59,119
Retained earnings	140,014	136,742
Accumulated other comprehensive loss	(8,571)	(11,043)
Total shareholders' equity	192,134	185,475
Total liabilities and shareholders' equity	$261,369	$251,949